Exhibit 99.2

Contact:	Jim Barron/Robin Weinberg
212-687-8080
press@comscore.com

comScore Announces Board Changes

RESTON, Va. - March 26, 2018 - comScore, Inc. (OTC: SCOR) announced today that Susan J. Riley, Chair of the Board of comScore, has decided to step down from the Board, effective immediately. The Board expects to appoint a Chair and, if needed, a lead independent director, concurrent with the conclusion of its search for its new CEO. Ms. Riley will serve as a consultant to the Company through the end of 2018.

The Company also announced that Dale Fuller has joined its Board of Directors. Mr. Fuller, who currently serves as Chairman of the Board at MobiSocial, Inc. and formerly served as a member of the Board of Directors at Quantum Corporation, is a proven technology executive with extensive senior management experience across a wide range of consumer and enterprise companies. The Board expects to add another member in due course, which would bring the number of directors on the Board to ten.

“On behalf of the Board, I’d like to thank Sue for leading comScore through a very challenging period and, in particular, her tremendous work in overseeing the successful completion of the financial restatement process,” said Jacques Kerrest, Chair of the Nominating and Governance Committee. “Sue has also been instrumental in driving fundamental changes throughout the organization, and her contributions have put comScore firmly on the right track.”

Ms. Riley said, “Having completed the restatement process and set in place a number of initiatives that will enable the Company to achieve its vast potential, I decided that now is the right time for me to step down. I have been privileged to work with comScore’s excellent team and I am convinced that the Company is now perfectly poised for a return to growth.”
Commenting on Mr. Fuller’s appointment, Mr. Kerrest said, “I am very pleased to welcome Dale to our Board. Dale is an accomplished technology executive with a track record of growth at a variety of companies within the space. He brings additional leadership experience and technology expertise to our Board as we seek to deliver on our growth strategy and chart a new path forward.”

Mr. Fuller said, “I am very excited to join the Board of comScore at this pivotal time in its history. It is clear that comScore is well-positioned in a fast growing industry, and I look forward to working with the rest of the Board to enable the Company to fulfil its potential and deliver value to shareholders.”

Dale Fuller Biography

Dale Fuller has served as both an executive officer and a director of private and publicly traded technology companies. Mr. Fuller’s Board experience includes his current role as Chairman at MobiSocial, Inc., a technology startup, and formerly serving as a Director at Quantum Corporation, a scale-out storage, archive and data protection company. He previously served as Chairman of the Supervisory Board at AVG Technologies N.V., a mobile security, PC optimization, Internet security and privacy software company. He also served on the Board of Directors of Zoran Corporation, a multinational digital technology company, from March 2011 until its merger with CSR plc in August 2011. He was

Chairman of the Board of Directors at Webgistix Corporation, an e-commerce fulfillment company, from October 2008 through January 2013, and served as a director at Phoenix Technologies, Ltd., a BIOS software company, from November 2009 to November 2010. Mr. Fuller has also served on the Boards of Directors at Guidance Software, Inc., Krugle, Inc., Quest Aircraft Company, LLC and McAfee, Inc.

Mr. Fuller’s executive experience includes serving from 2008 to 2013 as President and Chief Executive Officer at MokaFive (n/k/a moka5, Inc.), a venture-backed private company. Additionally, Mr. Fuller served as interim President and CEO at McAfee from October 2006 through March 2007. Prior to that, he was President and CEO at Borland Software Corporation from 1999 to 2005 and also previously served as President and CEO of WhoWhere? Corporation, which was later acquired by Lycos, Inc. As a start-up company CEO, Mr. Fuller led the expansion of several domain sites, including Angelfire.com and Mailcity.com. He has also previously held various senior executive positions at Apple Computer, NEC, Motorola, and Texas Instruments.

About comScore
comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. Built on precision and innovation, our data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers' multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in 70 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC: SCOR). For more information on comScore, please visit comscore.com.